Exhibit 99.1
MEDTOX® Scientific, Inc.
Fourth Quarter Conference Call
February 10, 2010

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company.  Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.   We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.

In our Laboratory Segment drugs-of-abuse business again showed solid growth in new sales.  Due to economic conditions, that growth was negatively impacted by lower revenues from existing clients for a net decrease of $4.0 million dollars for the year. The net decrease in DAU revenues has trended down from Q1 to Q4; in fact in December we had a net increase of 5.1%. Clinical laboratory revenues (excluding Clinical Trial Services) increased 18.5% for the year. This increase is attributed to our clinical laboratory expansion and diversification initiatives undertaken in the last year. Within the clinical laboratory, Clinical Trial Services revenues for the year increased by 1.9%. CTS is project oriented and subject to variability. Through the first three quarters, revenues were up 27% over the prior year. But like others, we experienced a slowdown in R&D efforts and deferral of projects in the second half of the year by our biopharmaceutical clients, especially in the fourth quarter.  New signed protocols and verbal commitments are strong going into 2010, and we expect increased activity in the second half of the first quarter.  We also added seven new pharma clients in 2009.

In the Diagnostic Segment, revenues were down year over year, but flat for the fourth quarter.   Sales of devices sold into the hospital and government markets increased in the quarter. Revenue growth was negatively impacted by lower sales to workplace drugs-of-abuse clients by 21.3% for the year, and which trended down to 7.7% for the quarter. We also experienced lower revenues from contract manufacturing which we are phasing out.

We continue to expand and diversify in our core markets, and are experiencing positive results from those efforts and investments. While we are being negatively impacted in our drugs-of-abuse business because of economic conditions affecting hiring patterns, new client growth in the laboratory drugs-of-abuse business continues to be strong, and we are optimistic that will carry into

2010; and the negative spread is narrowing. Based on a successful emphasis on expense control, the growing number of signed protocols and awarded business in CTS, and new service offerings in our Clinical Laboratory, we are well positioned for 2010.

Kevin …

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick.  Here are some details regarding the quarter and the year.

Revenues were $19.9 million in the quarter, down 4.6% from the fourth quarter of last year.  For the full year, revenues were $84.1 million, down 2.0% from last year.

In our lab business, fourth quarter revenues were $15.5 million, down 5.8% from the fourth quarter of last year.  For the full year, revenues in our lab business decreased 0.4% to $65.9 million.

Revenues from drugs-of-abuse testing decreased 5.7% for the fourth quarter and 9.9% for the year.  This was due to a 18% and 24% decline in revenues from our existing drugs-of-abuse clients for the quarter and year, respectively, due to challenging economic conditions affecting hiring decisions.  The decreases were mitigated by strong revenues from new accounts.

Revenues in our clinical and other laboratory services were down 5.8% in the fourth quarter due to a decline in testing for Clinical Trial Services.  Clinical revenues, excluding Clinical Trials Services, were up 13.3% from the fourth quarter of last year. For the full year, revenues in our clinical and other laboratory services were up 14.2% due to growth generated by our expanded clinical laboratory capabilities.

In our diagnostic product business, fourth quarter revenues were $4.4 million, flat with the fourth quarter of last year.  For the full year, diagnostic revenues declined 7.3% to $18.3 million due to a 21.3% decrease in revenues from device sales in the workplace market.

Our overall gross margin was 34.7% in the fourth quarter, down from 39.5% last year.  For the full year, our overall gross margin was 36.7% down from 42.3% last year.

Our lab business operated at a 29.0% margin in the fourth quarter, down from 33.9% in the fourth quarter of last year.  For the year, gross margin in our lab business was 31.0% down from 37.0% last year.  Lab gross margins were impacted by the drop in drugs-of-abuse testing revenues over a highly fixed cost structure and increased costs associated with our clinical laboratory expansion.

Margins in our Diagnostic division were 55.1% in the fourth quarter, compared to 60.1% last year.  For the year, gross margins in our Diagnostic division were 57.4% compared to 60.3% last year.  The decrease reflects a shift in sales mix of POCT devices, with a decrease in sales of higher margin PROFILE® devices in the workplace market and an increase in sales of lower margin SURE-SCREEN® devices in the government market.

For the quarter, our selling, general and administrative expenses were $6.8 million, up from $6.5 million in the fourth quarter last year.  For the full year, our selling, general and administrative expenses increased to $26.7 million, or 31.7% of revenues, compared to $24.3 million, or 28.3% of revenues, last year.  The increase in both periods was primarily associated with an increase in sales and marketing expense; the reclassification of $190,000 and $525,000 for the quarter and year, respectively, from other expenses which were determined to be more appropriately classified in SG&A expenses; and an increase in our retirement plan obligation which corresponds to increases in the related marketable equity securities held in trust to fund this obligation.  The increase in retirement plan expense associated with the obligation was offset by a corresponding investment gain being recorded in other income (expense).  For 2010, we anticipate selling, general and administrative expenses to decrease as a percentage of sales.

Research and development expenses were $0.6 million in the quarter, even with the fourth quarter last year.  For the year, research and development expenses were $2.3 million compared to $2.4 million last year and were held constant at 2.7% of revenues.  We expect R&D expenses to remain at a similar level as a percentage of sales in 2010.

We recorded other income of $189,000 in the quarter compared to other expense of $392,000 last year.  For the year, other income was $79,000 compared to other expense of $991,000.  The income in the current quarter and year was due to the reclassification of $190,000 and $525,000, respectively, to SG&A, as well as an investment gain on our marketable equity securities held in trust.

In terms of the balance sheet, our trade receivables are up from their previous year-end level due to the timing of sales and cash receipts.  Our days sales outstanding was 61.2 days for the year compared to 56.4 days last year.    Our bad debt expense for the year remains below 1.0% of sales.

For the year, capital expenditures were $4.9 million.  We anticipate capital expenditures for 2010 to be approximately $5 million.

Depreciation and amortization was $5.4 million for the year. Cash flow from operations was $5.8 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentleman. So let's talk about a couple things. First of all, the area that gave you some fits in the fourth quarter, the clinical trials related business. You mentioned in the press release and your prepared commentary some reasons for encouragement, including, I think, some reference to backlog and your reference to customer count going up. Especially on the customer front, can you give us a little bit of frame of reference for what adding seven new pharma clients might mean? How big is your base? How significant a new swath of customers is that? And maybe talk through some of what you see happening in 2010 in that business.

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick. It's difficult to predict exactly how much revenue will be generated by each of those clients, so I really can't get much visibility into that, even though we assume it will be positive. To get a little more specific, the signed protocols and verbal commitments that we have received -- and we’ve cautioned that these things can move around, which was obvious in the fourth quarter -- are approximately $9 million going into the year, which obviously exceeds our total revenues in 2009. And also, Jim may have some comments with regards to what's going on out there with the biopharmaceutical clients right now.

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim Schoonover. I think we saw Phase I activity in 2009 slow very noticeably in the industry as a whole and with our client base. I think that that activity is beginning to pick up. We’re seeing more protocols and more RFPs coming across our desk recently than we have in quite some time. So we feel good about the CTS business picking up later this year and getting back to historical levels that we saw as recently as 2008. We also did hire a very experienced Business Development Representative for the East Coast. He has previous experience in the bio-analytical area, and we think that's a part of the country that now we've got the proper representation in, and we believe that will help us going forward as well.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Thanks for that extra color. Can we talk about a few of the other specialty laboratory businesses that seemed to be, at least at last check in, gaining some nice traction. I guess I'm talking about the pain prescription management business, or the monitoring business around pain prescription; about the hospital lab business that you've gotten back into with the second gen Reader; and maybe even that regional or general clinical laboratory offering. If you could give us an update on those areas, that would be great.

Jim Schoonover - MEDTOX - VP & CMO

Yes, Steve. The pain management area has grown very nicely for us and we are very excited about where we think it's going in the future. We've continued to add, in fact, the vast majority of the additional sales and sales rep hiring has been done in the pain area. So those numbers are exceeding, I think, what our internal expectations were and we see that continuing for the year.

As far as the Reader is concerned, back at the end of Q3, we mentioned that we had 250 Readers that were out in the field; that number at the end of Q4 was 396 Readers; and currently the number is up to 440 as of today, and 120 of those are actually in the evaluation phase. So for approximately 25% of that number, we've not yet seen the revenue that we hope we’ll see once the customer is through with the evaluation process and starts to buy product to go along with the Reader.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Are you seeing, in the accounts that have accepted the product, the kind of utilization of the higher-margin consumables that you saw historically and have been anticipating?

Jim Schoonover - MEDTOX - VP & CMO

Yes. We anticipate the average customer utilizes approximately 75 devices per month, and that trend has continued with the new additional business.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And on the pain side, I get the impression that the business has grown very smartly and has attained some critical mass. Is that a couple million dollar business now that could be much higher than that in 2010? It sounds like it's on a nice ramp and you continue to invest in it.

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, we're not going to give guidance on that. But I think, as a general statement, it's going to grow nicely, and your numbers probably aren't too far off base.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And then in terms of the one other specialty area, which is the general clinical laboratory, my sense is that the recipe there is more for a slow, steady build. But is that, in fact, what you're seeing as you execute the strategy there?

Jim Schoonover - MEDTOX - VP & CMO

Yes, it is. I think within that laboratory, because it's fairly broad in terms of the different markets that it impacts -- we've seen some activity in clinical trials that is a result of our expansion of that laboratory, we continue to have slow, steady growth in the physician office laboratory. Obviously, we are trying to displace entities that have been working with physician offices for some time. But we continue to add to our test menu. We continue to offer some service opportunities and value-added services that local customers find attractive. So we feel good about where we're at with that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. In terms of some of the trends -- actually a question for Kevin. Kevin, could you give us the breakdown of product sales between the three historical buckets that you've used?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure, Steve. The point-of-collection testing products in the quarter had revenues of $3.9 million, contract manufacturing was $0.3 million, and other diagnostic products was $0.1 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, and in terms of the product business, it seems like the primary culprit to sluggishness there is the same workplace drugs-of-abuse phenomenon that you're seeing in the service business. What's the strategy to get that high margin line moving along? Is it just when the market comes back, it will come back, or are you doing some things with marketing or with new products?

Jim Schoonover - MEDTOX - VP & CMO

Well, I think, to some degree, it's a function of the total hiring environment. But I also believe that as the year goes on, we’ve got some strategies that we're working on that will allow us to compete in some of the higher volume parts of the workplace market. For instance, the temporary service part of the market is one that historically we've not been heavily involved with because it tends to be a bit lower margin than some of the other workplace specific areas, but we've got a strategy now to start making inroads into that market. And I also think to a degree, though we haven't seen this in any dramatic sense, the government market is a bit tight from the standpoint that state budgets and local budgets are, as we all know from reading the newspaper -- they're being pushed and pressured. We've not seen that yet in terms of reordering patterns, but it's something that we're keeping our eye on.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Maybe at this point I'll hop back in the queue. I have a couple more questions, but I'll let somebody else take a turn if they're interested. Otherwise, I'll talk to you in a couple minutes here.

Marcus Ortega - JP Turner & Company - Analyst

Good morning, gentlemen. Well, I'm overall pleased, as you know from an e-mail I sent to you, Dick, about the summary performance, particularly on the balance sheet. Thank you for the commentary about some of the -- in answering to Steve's questions, Jim, you talked about the Reader and the number of these systems that are out there. What a fantastic sequential growth dynamic you have underway; that's not to be taken lightly, I don't think. I have a question though, on your balance sheet under "other long-term obligations", in and as much as you reduced your long-term debt to zero, your other long-term obligation commitments grew by a little more than $2 million year over year. Can you speak to that for us, please?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure, that primarily has to do with retirement plan obligations.

Marcus Ortega - JP Turner & Company - Analyst

Okay. So you're just aggregating those future -- you guys did an update on your retirement plan at the end of the year, and I guess that's an amalgamation of all that that's comprised therein?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

That's correct.

Marcus Ortega - JP Turner & Company - Analyst

Alright, great. And I want to say fantastic work on the breadth of your clientele. Having bad debt expense of under 1% is outstanding in my opinion. And one question that Jim has already really answered in the context of responding to Steve's questions, and part of it is in the context of the Reader response. I was really very pleased at the fourth quarter GDP growth that the U.S. economy generated; in and as much as you guys are dependent on wages that tend to lag those forms of metrics. Other than the Reader and its strength from Q3-4 into February and forward, did you, in any of the segments of your businesses, did you see any other signs of dynamic strength that was akin or directly attributable from the strength of the fourth quarter GDP that, other than the Reader, has shown significant traction coming into 2010?

Jim Schoonover - MEDTOX - VP & CMO

Marcus, I think the way we look at that whole sort of macro situation is that companies have been stretching their use of temporary service employees, and actually stretching their use of those employees that are in their fold already, and there comes a point, as the economy starts to expand further, that they'll need to do additional hiring. So we see that as a good future trend. And again, one other thing I think it's important to remember, though employment numbers affect our business, at the end of the day, all we have to worry about is the fact that people who are looking for jobs or who want to switch jobs might move from one company to another. Even though no new job may be created, that activity creates drug testing; and therefore, the stronger the economy gets, the more confident individuals are in terms of making job changes, and those job changes can actually generate additional revenue for us. So again, from a broad perspective, the stronger the economy, the more confident consumers are, and hopefully the more testing events get generated in our workplace area.

Marcus Ortega - JP Turner & Company - Analyst

Kind of like churning a captive -- a captive pool, I guess, in a way.

Jim Schoonover - MEDTOX - VP & CMO

Yeah and, again, we used macro models for this -- and we have not seen that strength economically up until very recently; and obviously, we hope it's sustainable.

Marcus Ortega - JP Turner & Company - Analyst

So do I. Thank you so much. Great year-end despite the challenges.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Hi, guys. Back as promised. In terms of the trend line that you spoke to, Dick, in your prepared commentary about business from existing customers on a year over year basis obviously being a challenge. But that numerical challenge as the year progressed, having lessened from 28, 29% down year over year in the first quarter to down 18% year over year in the fourth quarter. As we anniversary the steep decline in the economy, it looks like those comps should continue to improve. Is that the right way to think about it, and might we see kind of a steady progression along the lines of what we've seen the last couple of quarters? Which means it went from 27 to 24 to 18 to maybe minus 15 to minus 12 to minus 8 -- kind of march it that way? Is that a conservative well-rounded scenario? What are the best guesses here?

Dick Braun - MEDTOX - Chairman, President & CEO

I think you're right, Steve. That's the direction it's going in. As we did note too, either in the prepared remarks or in the press release that actually, the net number was positive in December. It was also actually positive in January. So even though there was a negative from existing clients, the sales effort closed the gap and turned it into a positive for the last two months. And so our expectation, at least in our internal modeling, is that we will have a negative impact from existing clients in the year, but that based upon new sales and an optimistic view of some narrowing of that negative impact, that we would end up with a net positive.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Great. That's extremely helpful, and I think a pretty constructive equation. On the expense side of the equation, it sounds like, especially given the environment that's still dicey, that you're going to do your best to hold the line on SG&A expenses? Maybe reallocate amongst what's in that bucket, but is it reasonable to think that, you know, the kind of $7 million -- high $6 to $7 million run rate in SG&A is where you're going to try and keep that number until things get noticeably better in terms of context for growth.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

What we focus on there, Steve, is lowering it as a percentage of revenue. It's been our objective. We obviously didn't hit that this year; but again, that's our objective for 2010 is to have SG&A decline as a percentage of our revenues, and we'll work hard to achieve that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Well, I think that would be one of the nice recipes if you're able to stick that around $7 million a quarter and grow the sales line; that will do just the trick. Now, on the balance sheet, you've wiped out the mortgage debt, cash is starting to grow. I would think we're going to see cash grow more materially as the business improves. Is there any impediment to get cash starting to build on the balance sheet? It doesn't sound like it's CapEx near-term; but is there any other variable that should be an inhibitor to you putting cash on the balance sheet?

Dick Braun - MEDTOX - Chairman, President & CEO

Not that we foresee.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Alright, guys. Well thanks for taking my questions this morning.

Dick Braun - MEDTOX - Chairman, President & CEO

Thanks, Steve.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce first quarter results.   Thank you.